 Filed Pursuant to Rule 433
Registration Nos. 333-181466 and 333-181466-01

~$885+ million Synchrony Credit Card Master Note Trust ("SYNCT"), Series 2015-1

-Synchrony Credit Card Master Note Trust was formerly known as GE Capital Credit Card Master Note Trust ("GEMNT")

Joint-Leads :	BofAML (str), MUFG, Wells
Co-Manager :	Barclays, BNP, Mischler, SocGen

CL	SIZE(mm)	WAL(yrs)	S/F*	E.FINAL	L.FINAL		YIELD	PRICE	CPN
A	750.000	5.00	AAA/AAA	03/16/20	03/15/23	5ySWPS +58	2.386	99.98013	2.37
B	72.916+	5.00	AA+/AA	03/16/20	03/15/23
C	62.500	5.00	AA-/A	03/16/20	03/15/23

*Expected ratings (sf)

Expected Settle	:	03/17/15	Public/Private	:	SEC-Registered
First Pay	:	04/15/15	ERISA	:	Yes
BBERG Ticker	:	SYNCT 2015-1	Min Denoms	:	$100k x $1k (Cl. A)
Bill & Deliver	:	BofAML			$100k x $1 (Cl. B and C)

CUSIPS	:	Class A: 87165L AF8
Class B: 87165L AG6
Class C: 87165L AH4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may  not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith  Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.